LA JOLLA COVE INVESTORS, INC.
1795 UNION STREET, 3rd FLOOR
SAN FRANCISCO, CALIFORNIA 94123
TELEPHONE: (415) 409-8022
FACSIMILE: (415) 409-8704
E-MAIL: rob@ljcinvestors.com
LA JOLLA	www.ljcinvestors.com	SAN FRANCISCO

June 15, 2007

CONFIDENTIAL

CONVERTIBLE DEBENTURETERM SHEET PROPOSAL

Company:	Language Access Network, Inc. (“Company”)

Type of Financing:	Convertible Debenture

Purpose:	Working Capital

Amount:	$4,000,000: Four $1,000,000 Convertible Debentures (funded one at a time) $1,000,000 funded on registration statement effective date ($400,000 to Company and $600,000 to escrow)

Interest Rate:	7.75% per annum, payable monthly

Due Date:	2 Years from Closing of each Debenture

Conversion Provisions:

The Debentures will be converted, at the option of La Jolla Cove Investors, Inc. (“LJCI”), into common shares of the Company. The conversion price will be the lesser of: (a) $2.00, or (b) 80% of the average of the 3 lowest VWAP (Volume Weighted Average Price) prices during the 20 trading days prior to the election to convert. LJCI agrees to convert a minimum of 40% ($400,000) of the debentures per month. There will be a $1.00 price floor.

Shorting:	So long as the Debenture is outstanding, LJCI agrees that neither LJCI nor its affiliates shall at anytime engage in any short sales of, or sell put options or similar instruments with respect to, the Company’s stock.

Registration Rights:

Immediately after closing, the Company will begin the work necessary to file an S-3, SB-2 or other applicable registration statement with the SEC to register that number of shares sufficient to cover all shares anticipated to be issued hereunder. The Company will file the registration statement within 30 days after closing and will use its best efforts to ensure that the registration statement is effective within 90 days after closing.

Conditions to Closing:	1.	Mutual agreement and execution of all definitive documentation.

	2.	Due diligence by LJCI of the Company which shall be satisfactory to LJCI and its counsel, in its sole discretion.

	3.	No material adverse change in the circumstances of the Company prior to closing.

	4.	Agreement by the Company’s legal counsel and accounting firm that they will perform the work necessary for the filing of the registration statement.

This Term Sheet has been prepared for discussion purposes only between LJCI and the Company. It is an indication of interest only, not an offer to sell or buy securities, and is non-binding on the parties pending execution of a definitive agreement. The information contained herein is confidential and intended only for the person and his or her advisors to whom this memorandum is furnished.

The parties hereby acknowledge their mutual consent to the above terms and their intention to negotiate in good faith the contemplated transaction. This Term Sheet will be considered null and void if it is not executed by both parties by the close of business 7 business days after the date hereof.

Language Access Network, Inc.		La Jolla Cove Investors, Inc.

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